Exhibit 10.2

QUANTUM CORPORATION

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”) by and between J. Michael Dodson (the “Employee”) and QUANTUM CORPORATION, a Delaware corporation (the “Corporation”), is effective as of May 31, 2018.

Recitals

A. Whereas, the Employee is an executive of the Corporation.

B. The board of directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation and its stockholders to assure that the Corporation will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Corporation.

C. In furtherance of the above goal, the Board believes that it is important to provide the Employee with compensation arrangements and stock benefits upon an Involuntary Termination (as defined below) in connection with a Change of Control, provided the Employee executes and does not revoke a release of claims in favor of the Corporation, which compensation arrangements are intended to be competitive with those of other corporations, and provide the Employee with enhanced financial security so that the Employee will be incented to remain with the Corporation prior to a potential Change of Control and following an actual Change of Control and to seek to maximize the value of the Corporation in and following any potential or actual Change of Control.

D. Certain capitalized terms used in this Agreement are defined in Section 4 below or throughout this Agreement.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Corporation, the parties agree as follows:

1. Change of Control Severance Benefits. If the Employee’s employment terminates within a Change of Control Period, then subject to Section 10 and the other provisions of this Agreement, the following shall apply:

(a) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates in a voluntary resignation, including termination due to death or Disability (and not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may be available under the Corporation’s severance and benefits plans and policies existing at the time of such termination.

(b) Involuntary Termination. If the Employee’s employment terminates due to an Involuntary Termination, then the Employee shall be entitled to receive the following severance payments and benefits:

(i) A lump sum payment equal to one hundred (100%) of the Employee’s Base Compensation;

(ii) A lump sum payment equal to one hundred percent (100%) of the Employee’s Incentive Pay as in effect immediately prior to the Involuntary Termination; and

(iii) If the Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA for the Employee and the Employee’s eligible dependents (if any), monthly reimbursements from the Corporation for the Employee’s COBRA premiums at the same level of health coverage and benefits as in effect for the Employee (and the Employee’s eligible dependents, if any) on the day immediately prior to the termination of the Employee’s employment or, if greater, on the day immediately prior to the Change of Control. The Corporation shall continue to reimburse the Employee for premiums paid to continue such coverage until the earlier of (A) twelve (12) months after the date of the Involuntary Termination, or (B) the date upon which the Employee and Employee’s eligible dependents no longer are eligible to receive continuation coverage pursuant to COBRA. The Employee shall be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. If the provisions of COBRA do not apply to Employee at the time of the termination of the Employee’s employment (for instance, if the Employee is employed outside of the United States), the Corporation will provide Employee with a lump sum payment equal to twelve (12) multiplied by the portion, if any, of the premium the Corporation was paying for the Employee’s health coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment. In addition, and notwithstanding anything to the contrary in this Section 1(b)(iii), if the Corporation determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Corporation will in lieu thereof provide to the Employee a taxable monthly payment, during the eighteen (18) months following termination of the Employee’s employment, in a monthly amount equal to the monthly COBRA premium that the Employee would be required to pay to continue group health coverage for the Employee and the Employee’s eligible dependents (if any) in effect on the day immediately before the date of termination of his or her employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage.

(c) Offset. In the event the Corporation becomes liable to the Employee for any severance payments or benefits required under any applicable statute, law or regulation, whether federal, state, local, foreign or otherwise, the severance pay (including any payments under Section 1(b)(iii)) the Employee would otherwise be entitled to receive under this Section 1 will be reduced by any liability the Corporation may have to the Employee with respect to such statutes, laws or regulations. In addition, in the event the Employee is entitled to severance payments or benefits pursuant to any agreement or arrangement with the Corporation (including but not limited to any agreements or arrangements with predecessor employers which have been assumed by the Corporation by operation of law or otherwise), the severance pay (including any payments under Section 1(b)(iii)) the Employee would otherwise be entitled to receive under this Section 1 will be reduced by any liability the Corporation may have to the Employee with respect to such agreement(s) or arrangement(s).

2. Acceleration of Vesting of Equity-Based Compensation Awards.

(a) Termination in Connection with a Change of Control. If the Employee’s employment terminates within a Change of Control Period, then, subject to Section 10 and the other provisions of this Agreement, the vesting of any equity-based compensation awards held by the Employee shall be as follows:

(i) Voluntary Resignation; Termination for Cause. If the Employee’s employment terminates in a voluntary resignation, including termination due to death or Disability (and not an Involuntary Termination), or if the Employee is terminated for Cause, the Employee is entitled to exercise or receive payment for any equity-based compensation awards that vested prior to the termination of employment. All further vesting of Employee’s outstanding equity-based compensation awards will terminate immediately.

(ii) Involuntary Termination. If the Employee suffers an Involuntary Termination, then: (x) the portion of any equity-based compensation awards then held by the Employee not subject to performance-based restrictions or requirements (“Performance Criteria”) that are not vested shall automatically become vested; and (y) the portion of any equity-based compensation awards then held by the Employee subject to Performance Criteria (“PSUs”) that are not vested shall be handled as follows: (1) For PSUs with Performance Criteria based on Quantum’s stock price, whether absolute or relative, the PSUs shall be deemed to be earned based on actual stock price performance through the close of the applicable Change of Control transaction; (2) For PSUs with Performance Criteria not based on Quantum’s stock price, the PSUs shall be deemed to be earned and the applicable Performance Criteria satisfied at target levels; and (3) In the event of any conflict between the terms specified above and an applicable PSU award agreement, the terms of the applicable PSU award agreement shall apply.

3. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Benefits (as defined below) will be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s separation from service (other than due to death), then any Deferred Benefits otherwise due to the Employee on or within the six (6) month period following the Employee’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less any applicable tax withholdings) on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less any applicable tax withholdings) to the Employee’s estate as soon as administratively practicable after the date of the Employee’s death and all other Deferred Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Base Compensation. “Base Compensation” shall mean the annual base salary the Corporation pays the Employee for his or her services as of immediately prior to the date of employment termination or, if greater, as of immediately prior to the Change of Control.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (“Person”) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then outstanding voting securities; or

(ii) The consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or

(iii) Any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Corporation that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that a transfer of the Corporation’s assets to an entity that is controlled by the Corporation or owned by the Corporation’s stockholders in substantially the same proportions by the persons who held the Corporation’s voting securities immediately before the transfer will not constitute a Change of Control.

(iv) Notwithstanding the foregoing, a transaction will not constitute a Change of Control if its primary purpose is to (1) change the jurisdiction of the Corporation’s incorporation, or (2) create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s voting securities immediately before such transaction.

(c) Change of Control Period. “Change of Control Period” shall mean the period (i) commencing three (3) months before a Change of Control, and (ii) ending twelve (12) months after a Change of Control.

(d) Deferred Benefits. “Deferred Benefits” shall mean any severance payments and benefits under this Agreement, and any other severance payments or separation benefits to be paid or provided to the Employee (or the Employee’s estate or beneficiaries) that in each case, when considered together, are considered deferred compensation under Section 409A.

(e) Incentive Pay. “Incentive Pay” shall mean the Employee’s target bonus opportunity under any annual cash bonus plan maintained by the Corporation.

(f) Involuntary Termination. “Involuntary Termination” shall mean any purported termination of the Employee’s employment by the Corporation which (x) is not effected due to the Employee’s Disability or death and is not effected for Cause, or (y) any termination of the Employee’s employment by the Employee within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) the assignment to the Employee of any duties or the reduction of the Employee’s duties, either of which results in a significant diminution in the Employee’s title, position or responsibilities with the Corporation in effect immediately prior to the Change of Control, or the removal of the Employee from such position and responsibilities; (ii) a substantial reduction, in the aggregate, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a material reduction by the Corporation in the Base Compensation of the Employee as in effect immediately prior to the Change of Control, other than a one-time reduction applicable to substantially all similarly-situated executives not to exceed 10%; (iv) a material reduction by the Corporation in the Incentive Pay of the Employee as in effect immediately prior to the Change of Control, other than a one-time reduction applicable to substantially all similarly-situated executives; (vi) a material reduction, in the aggregate, by the Corporation in the kind or level of employee benefits (excluding equity compensation opportunities, any form of compensation specifically addressed in this subsection (d) and Change of Control severance protection) to which the Employee is entitled immediately prior to the Change of Control with the result that the Employee’s overall benefits package is materially reduced, other than a one-time reduction applicable to substantially all similarly-situated executives; (v) the relocation of the Employee to a facility or a location more than fifty (50) miles from the Employee’s then present location; (vii) the failure of the Corporation to obtain the assumption of this Agreement by any successors contemplated in Section 8 below; or (viii) without limiting the generality or the effect of the foregoing, any material breach of this Agreement. For purposes of clause (y) in the immediately preceding sentence, the Employee must provide written notice to the Corporation of the condition that could constitute an “Involuntary Termination” event no later than ninety (90) days following the initial existence of such condition and such condition must not have been remedied by the Corporation within thirty (30) days (the “Cure Period”) following such written notice.

(g) Cause. “Cause” shall mean: (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee that is intended to result in substantial personal enrichment of the Employee; (ii) the conviction of, or plea of no contest to, a felony; (iii) a willful act by the Employee which constitutes gross misconduct injurious to the Corporation; (iv) continued violations by the Employee of the Employee’s obligations to the Corporation under the Corporation’s written policies and procedures (including, but not limited to any written agreement between Employee and the Corporation) which are demonstrably willful and deliberate on the Employee’s part after the Corporation has delivered a written demand for performance to the Employee that describes the basis for the Corporation’s belief that the Employee has not substantially performed his or her duties and afforded the Employee at least fifteen (15) days to cure, (v) a material breach of the Employee’s fiduciary duty to the Corporation, (vi) Employee’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Corporation that continues after written notice from the Board and at least fifteen (15) days to cure, or (vii) a material violation by the Employee of the Corporation’s written material policies and procedures that, in the good faith judgement of the Board, has caused or is reasonably likely to cause more than de minimis harm to the Corporation’s business or reputation.

(h) Disability. “Disability” shall mean that the Employee has been unable to perform his or her duties under this Agreement as the result of his or her incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Employee or the Employee’s legal representative (such statement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Corporation of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(i) Disinterested Board. “Disinterested Board” shall mean the members of the Board excluding those members of the Board, if any, who are parties to agreements or arrangements identical to or substantially similar to this Agreement.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable or provided to the Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder shall be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Corporation and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by a nationally recognized accounting firm appointed by the Corporation (the “Accountants”).

In the event that a reduction in benefits as described in clause (ii) above is required under this Section 5 of this Agreement:

(x) The phrase “stock options” as used in this Agreement will mean stock options, stock appreciation rights and similar awards for which the exercise price is at least equal to the fair market value of the shares underlying the award on the date of grant (the “Options”); and

(y) The phrase “restricted stock awards” as used in Section 5 of this Agreement will mean restricted stock, restricted stock units, performance shares, performance units, and other similar awards, excluding Options.

In the event of a reduction in benefits hereunder, the reduction will occur in the following order: the vesting acceleration of stock options, then cash payments, then vesting acceleration of restricted stock awards, then Corporation-paid COBRA coverage, and then all other benefits. In the event that acceleration of vesting of stock options or restricted stock awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant (that is, the latest first) for the Employee’s stock options or restricted stock awards, as applicable. If two or more stock options or restricted stock awards are granted on the same day, the stock options or restricted stock awards, as applicable, will be reduced on a pro-rata basis. Further, within the order of reduction set forth above, with regard to any reductions of each of cash payments, Corporation-paid COBRA coverage, or any other benefits, the payment or benefit to be provided on the latest date following the occurrence of the event otherwise triggering the Excise Tax will be the first payment or benefit to be reduced. In no event will the Employee have any discretion with respect to the ordering of the reductions described above in this paragraph.

For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Corporation and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.

In the event that the Corporation’s independent public accountants immediately prior to the Change of Control (as defined in this Agreement) are unable to make the determinations regarding parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder (the “Code”), as described in Section 5 of this Agreement, then the Accountants (as defined in this Agreement) will mean a nationally recognized accounting or valuation firm selected by the Corporation. The Corporation shall bear all costs and be responsible for the payment of any reasonable fees to the Accountants in connection with any calculations contemplated by this Section 5.

6. At-Will Employment. The Corporation and the Employee acknowledge that the Employee’s employment is at will and may be terminated at any time and for any reason, with or without notice. On termination of the Employee’s employment, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Corporation’s established employee plans and policies at the time of termination.

7. Term, Amendment and Termination.

(a) Term. Subject to subsection (b) below, this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, (ii) March 31, 2021 (the “Initial Term”) or (iii) twelve (12) months after a Change of Control; provided however, that the terms of this Agreement shall be automatically extended for additional one year terms

(“Subsequent Terms”) following the end of the Initial Term or any Subsequent Term, unless the Corporation provides written notice at least three (3) months in advance of the expiration of the current term. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. For purposes of clarity, neither the Corporation’s non-renewal of this Agreement, nor any resignation by the Employee as a result of such non-renewal of this Agreement, in each case in accordance with this Section 7(a), alone, shall constitute an Involuntary Termination.

(b) Amendment and Termination. Except as provided or permitted by Section 7(a), during the Initial Term or any Subsequent Term and prior to a Change of Control that occurs after the Effective Date, (i) any amendment of this Agreement that adversely affects the Employee’s rights under the Agreement or (ii) any termination of this Agreement, shall, unless consented to in writing by the Employee, (x) not become effective until six (6) months after the conclusion of the then-current Initial Term or Subsequent Term, as applicable, and (y) become effective only after unanimous resolution of the Disinterested Board. Notwithstanding the foregoing, if a Change of Control occurs during the six (6) month notice period described above, such amendment or termination of this Agreement described in the immediately preceding sentence shall not become effective unless the affected Employee consents in writing to the amendment or termination. If a Change of Control occurs before the termination of this Agreement: (A) this Agreement shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever except as provided in paragraph 7(a)(iii) above or to the extent the affected Employee consents to such amendment or termination in accordance with this paragraph, and (B) if another Change of Control occurs before the termination of this Agreement, the twelve (12) month period described paragraph 7(a)(iii) above shall be calculated based on the date of such subsequent Change of Control. For purposes of clarity, any amendment that adversely affects the Employee’s rights under this Agreement or any termination of this Agreement, in each case that is to be effective during the Initial Term or any Subsequent Term, shall require the Employee’s written consent.

(c) Form of Amendment. The Form of any proper amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the Corporation, and, if applicable, certifying that the amendment or termination has been approved by the Disinterested Board in accordance with Section 7(b).

8. Successors.

(a) Corporation’s Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Corporation would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c) Employment By Subsidiaries. If the Employee is employed by a wholly owned subsidiary of Quantum Corporation, then: (i) “Corporation” as defined herein shall be deemed to include such subsidiary; and (ii) the effects intended to result from a Change of Control under this Agreement shall apply to such subsidiary, and the Employee shall be entitled to all the benefits and subject to all the obligations provided herein.

9. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Corporation for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination of the other party hereto given in accordance with this Section 9 of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than fifteen (15) days after the giving of such notice, or, in the case of an Involuntary Termination pursuant to clause (y) of Section 4(e), in accordance with the timing requirements set forth in Section 4(e)). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

10. Release of Claims. In order to receive any of the benefits provided for pursuant to this Agreement upon the Employee’s Involuntary Termination, the Employee (or his or her legal representative in the event of death or disability as the case may be) shall be required to execute and not revoke a release of claims (in substantially the same form as attached hereto as Exhibit A) in favor of the Corporation within the period required by the release and in no event later than sixty (60) days following the Employee’s Involuntary Termination, inclusive of any revocation period set forth in the release, which release will include a provision prohibiting the solicitation of employees of the Corporation for a period of one year. For the avoidance of doubt, the Corporation shall be entitled to revise Exhibit A (before it first is delivered to the Employee following Employee’s Involuntary Termination) to reflect changes in law, provided that any such revisions must be consistent with the original intended scope of the release of claims and must not add new post-employment obligations on the part of the Employee.

11. Timing of Benefits. Subject to Section 3 of this Agreement, benefits provided for pursuant to this Agreement shall be paid on the sixty-first (61st) day following Employee’s separation from service, but only if the Employee has signed and not revoked the release of claims required pursuant to Section 10 of this Agreement.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Corporation (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire agreement and understanding between the Corporation and Employee concerning the subject matter of this Agreement, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement, with the exception of any written proprietary rights, invention, confidential information or similar agreement entered into between the Employee and the Corporation.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Arbitration. Any claim or dispute, whether in contract, tort, statute or otherwise (including the interpretation and scope of this Arbitration Clause, and the arbitrability of the claim or dispute), between the Employee and the Corporation as well as their respective employees, agents, successors or assigns, which arises out of or relates to this Agreement shall be resolved by neutral, binding arbitration and not by a court action. Any claim or dispute is to be arbitrated by a single arbitrator from JAMS (www.jamsadr.com).

The arbitrator shall be an attorney or retired judge and shall be agreed upon by the parties within ten (10) business days of the demand for arbitration being filed with the arbitration organization. If the parties are unable to select an arbitrator, then the arbitration organization will provide a list of five (5) arbitrators and each party shall strike two names within five (5) business days and one of the remaining individuals will be appointed by the arbitration organization as the arbitrator within five (5) business days of receipt of the parties’ submissions.

Unless otherwise provided for by law, the Corporation will pay all costs and expenses of such arbitration, with the exception of any filing fees associated with any arbitration initiated by Employee, but only so much of the filing fees as Employee instead would have paid had Employee filed a complaint in a court of law.

The arbitrator shall apply California substantive and procedural law to the proceeding, except to the extent Federal substantive law, including the Federal Arbitration Act, would apply to any claim. The arbitration hearing shall be conducted in Santa Clara County, California. If the chosen arbitration organization’s rules conflict with this Arbitration Clause, then the provisions of this Arbitration Clause shall control.

Discovery during arbitration will be conducted pursuant to the California Discovery Act. All of the provisions of California Code of Civil Procedure section 1283.05 as well as any amendments or revisions thereto, are incorporated into this Agreement. The arbitrator shall follow the California Evidence Code as it relates to the trial of civil actions. The parties are free to waive or modify any evidentiary rule or procedure with the consent of the arbitrator.

The arbitrator’s written award with findings of fact law shall be issued in writing within thirty (30) days of the conclusion of the proceedings and shall be final and binding on all parties, except that a party may request a new arbitration under the rules of the arbitration organization by a three-arbitrator panel. The appealing party requesting new arbitration shall be responsible for the filing fee and other arbitration costs subject to a final determination by the arbitrators of a fair apportionment of costs. Any court having jurisdiction may enter judgment on the arbitrator’s award.

The Parties retain any and all injunctive relief rights. This Arbitration Clause shall survive any termination of this contract. If any part of this Arbitration Clause is deemed or found to be unenforceable for any reason, the remainder shall remain enforceable.

THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO TRIAL BEFORE A JURY AND TO SUBMIT ANY CLAIMS TO BINDING ARBITRATION.

(g) Reimbursement of Attorneys’ Fees. In the event that the Employee brings an action to enforce the Employee’s rights under this Agreement and the arbitrator described in Section 12(f) determines that the Employee is the prevailing party consistent with California Civil Code section 1717, the Corporation shall pay or reimburse the Employee’s reasonable attorney fees and costs to enforce the Employee’s rights under this Agreement. Any such payment or reimbursement shall be made no later than thirty (30) days following the final adjudication of the action.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (g) shall be void.

(i) Withholding and Taxes. The provisions under this Agreement are intended to comply with or be exempt from the requirements of Section 409A, so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. For purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, references to the “termination of your employment” or other similar phrases will be references to your “separation from service” within the meaning of Section 409A. Any payments or benefits under this Agreement will be subject to all applicable tax withholdings. Each payment and benefit to be paid or provided under Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. The Corporation and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. In no event will the Corporation or any of its subsidiaries or affiliates have any liability or obligation to reimburse, indemnify, or hold harmless the Employee for any taxes, interest, or penalties that may be imposed, or other costs incurred, as a result of Section 409A.

(j) Assignment by Corporation. The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Corporation at the time of assignment. In the case of any such assignment, the term “Corporation” when used in a section of this Agreement shall mean the Corporation that actually employs the Employee.

(k) Amendment of Award Agreements. The Corporation and the Employee agree that the provisions of this Agreement shall supersede any conflicting provisions of any equity-based compensation award agreement of the Employee, and the Corporation and the Employee agree to execute such further documents as may be necessary to amend any such agreement. With respect to equity-based compensation awards granted on or after the date hereof, the provisions of this Agreement will apply to such awards except to the extent otherwise explicitly provided in the applicable equity-based compensation award agreement.

(l) Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

(m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

QUANTUM CORPORATION		EMPLOYEE

By	/s/ Shawn Hall	/s/ J. Michael Dodson
	Name: Shawn Hall	Name: J. Michael Dodson
	Title: SVP, General Counsel	Title: SVP, Chief Financial Officer

	May 29, 2018	May 29, 2018
	Date	Date

SIGNATURE PAGE OF CHANGE OF CONTROL AGREEMENT

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims Agreement (“Agreement”) is made by and between _________________________ (“Employee”) and Quantum Corporation (the “Corporation”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Corporation;

WHEREAS, Employee signed a Proprietary Rights and Invention Agreement with the Corporation on [Date] (the “Confidentiality Agreement”);

WHEREAS, Employee and the Corporation entered into the Change of Control Agreement, dated [Date] (the “Change of Control Agreement”);

WHEREAS, Employee separated from employment with the Corporation effective [Date] (the “Separation Date”); and

WHEREAS, in connection with Employee’s involuntary termination from employment with the Corporation, Employee is eligible to receive certain severance benefits set forth in the Change of Control Agreement (the “Severance”);

WHEREAS, in consideration for the Severance, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Corporation and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Corporation;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Corporation and Employee hereby agree as follows:

COVENANTS

1. Consideration. The Corporation will provide Employee with Severance including (i) Base Compensation of $__________, Incentive Pay of $__________, and payment(s) or reimbursements, as applicable, relating to COBRA premiums under the terms of the Agreement. In addition, the portion of any equity based compensation awards held by the Employee as of the Separation Date that are not yet vested automatically will become vested, with any performance-based restrictions or requirements deemed satisfied at target levels. (All payments made by the Corporation will be subject to appropriate withholding.)

2. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Corporation has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Corporation and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Corporation and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Corporation, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

(e) any and all claims for violation of the federal or any state constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g) any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

(h) any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this Section will be and remain in effect in all respects as a complete general release as to the matters released. However, this release does not extend to any obligations incurred under this Agreement nor any equity or benefits plans where benefits remain post-termination. This release also does not release claims that cannot be released as a matter of law, including, but not limited to, any Protected Activity (as defined below). Any and all disputed wage claims that are released herein will be subject to binding arbitration as set forth herein, except as required by applicable law. Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

4. [Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement will not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Corporation in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Corporation’s behalf that is received prior to the Effective Date. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.]1

[1]	[To be deleted if Employee is under age 40.]

5. California Civil Code Section 1542. Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

6. No Pending or Future Lawsuits. Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Corporation or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Corporation or any of the other Releasees.

7. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee will not be entitled to any employment with the Corporation, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Corporation. Employee further agrees not to apply for employment with the Corporation and not otherwise pursue an independent contractor or vendor relationship with the Corporation.

8. Trade Secrets and Confidential Information/Corporation Property. Employee reaffirms and agrees to observe and abide by the terms of the previously executed Confidentiality Agreement. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Corporation, developed or obtained by Employee in connection with his/her employment with the Corporation, or otherwise belonging to the Corporation.

9. No Cooperation. Employee agrees that he/she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so [or as related directly to the ADEA waiver in this Agreement]2. Employee agrees both to immediately notify the Corporation upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee will state no more than that he/she cannot provide counsel or assistance.

10. Protected Activity. Nothing in this Agreement shall prohibit or impede Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental

[2]	[To be deleted if Employee is under age 40.]

or law enforcement branch, agency or entity, including, but not limited to, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that, in each case, such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information (as defined in the Confidentiality Agreement or any other agreement between Employee and the Corporation relating to the protection of confidential information) to any parties other than the Governmental Entities. Employee further understands that Protected Activity does not include disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement (or in any other agreement between Employee and the Corporation relating to the protection of confidential information) that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. Employee understands and acknowledges that pursuant to the Defend Trade Secrets Act of 2016 (A) an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

11. Nondisparagement and Nonsolicitation. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee will direct any inquiries by potential future employers to the Corporation’s human resources department. During the period of the Employee’s employment with the Corporation and for a period of one year thereafter, Employee, regardless of whether such termination is at the insistence of the Corporation or Employee, shall not, directly or indirectly, for his own account or the account of any other person or entity solicit, recruit, induce, or attempt to solicit, recruit, or induce, directly or by assisting others (including but not limited to, any new employer) any person who is, or within twelve months of that time has been, employed by or otherwise engaged to perform services for the Corporation. A general advertisement by Employee’s new employer that is not directed specifically at service providers of the Corporation shall not be deemed a violation of the preceding sentence.

12. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Corporation hereto, either previously or in connection with this Agreement, will be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Corporation of any fault or liability whatsoever to Employee or to any third party.

13. Costs. The Parties will each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

14. Arbitration. Any claim or dispute, whether in contract, tort, statute or otherwise (including the interpretation and scope of this Arbitration Clause, and the arbitrability of the claim or dispute), between the Employee and the Corporation as well as their respective employees, agents, successors or assigns, which arises out of or relates to this Agreement will be resolved by neutral, binding arbitration and not by a court action. Any claim or dispute is to be arbitrated by a single arbitrator from JAMS (www.jamsadr.com).

The arbitrator will be an attorney or retired judge and will be agreed upon by the parties within ten (10) business days of the demand for arbitration being filed with the arbitration organization. If the parties are unable to select an arbitrator, then the arbitration organization will provide a list of five (5) arbitrators and each party will strike two names within five (5) business days and one of the remaining individuals will be appointed by the arbitration organization as the arbitrator within five (5) business days of receipt of the parties’ submissions.

Unless otherwise provided for by law, the Corporation will pay all costs and expenses of such arbitration, with the exception of any filing fees associated with any arbitration initiated by Employee, but only so much of the filing fees as Employee instead would have paid had Employee filed a complaint in a court of law.

The arbitrator will apply California substantive and procedural law to the proceeding, except to the extent Federal substantive law, including the Federal Arbitration Act, would apply to any claim. The arbitration hearing will be conducted in Santa Clara County, California. If the chosen arbitration organization’s rules conflict with this Arbitration Clause, then the provisions of this Arbitration Clause will control.

Discovery during arbitration will be conducted pursuant to the California Discovery Act. All of the provisions of California Code of Civil Procedure section 1283.05 as well as any amendments or revisions thereto, are incorporated into this Agreement. The arbitrator will follow the California Evidence Code as it relates to the trial of civil actions. The parties are free to waive or modify any evidentiary rule or procedure with the consent of the arbitrator.

The arbitrator’s written award with findings of fact law will be issued in writing within thirty (30) days of the conclusion of the proceedings and will be final and binding on all parties, except that a party may request a new arbitration under the rules of the arbitration organization by a three- (3-) arbitrator panel. The appealing party requesting new arbitration will be responsible for the filing fee and other arbitration costs subject to a final determination by the arbitrators of a fair apportionment of costs. Any court having jurisdiction may enter judgment on the arbitrator’s award.

The Parties retain any and all injunctive relief rights. This Arbitration Clause will survive any termination of this contract. If any part of this Arbitration Clause is deemed or found to be unenforceable for any reason, the remainder will remain enforceable.

THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO TRIAL BEFORE A JURY AND TO SUBMIT ANY CLAIMS TO BINDING ARBITRATION.

15. Tax Consequences. The Corporation makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Corporation and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Corporation harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Corporation for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Corporation by reason of any such claims, including attorneys’ fees and costs.

16. Section 409A. It is intended that this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, any final regulations and guidance under that statute, and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments and benefits under Section 1 of this Agreement will be made in accordance with Sections 3 and 11 of the Change of Control Agreement. In no event will the Corporation reimburse Employee for any taxes or other costs that may be imposed on Employee as a result of Section 409A.

17. Authority. The Corporation represents and warrants that the undersigned has the authority to act on behalf of the Corporation and to bind the Corporation and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Corporation that are not specifically set forth in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision or portion of provision.

20. Attorneys’ Fees. [Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA,]3 in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, costs and reasonable attorneys’ fees incurred in connection with such an action (except to the extent specifically provided in Section 12(g) of the Change of Control Agreement).

21. Entire Agreement. This Agreement represents the entire agreement and understanding between the Corporation and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Corporation and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Corporation, with the exception of the Confidentiality Agreement and the Change of Control Agreement, except as modified herein.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Corporation.

23. Governing Law. This Agreement will be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

24. Effective Date. Employee understands that this Agreement will be null and void if not executed by him/her within twenty one (21) days.4 Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). [OR, if Employee is under age 40:][Employee understands that this Agreement will be null and void if not executed by him/her within seven (7) days. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]

25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

26. Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Corporation or any third party, with the full intent of releasing all of his/her claims against the Corporation and any of the other Releasees. Employee acknowledges that:

(a) he/she has read this Agreement;

[3]	[To be deleted if Employee is under age 40.]
[4]	[To be revised to provide for 45 days, to the extent required by applicable law.]

(b) he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c) he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d) he/she is fully aware of the legal and binding effect of this Agreement.

(Signature page to follow)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[EMPLOYEE NAME], an individual

Dated: ________________, 20__
[Employee Name]

QUANTUM CORPORATION

Dated: ________________, 20__	By
[Name]
[Title]